SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

SCHEDULE 14C

(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement

☒	Definitive Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

KULR TECHNOLOGY GROUP, INC.

(Name of Registrant As Specified In Its Charter)

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KULR TECHNOLOGY GROUP, INC.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

November 27, 2020

Dear Stockholders:

We are furnishing the attached Information Statement to the holders of common stock, par value $0.0001 per share (the “Common Stock”), of KULR Technology Group, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”).  The purpose of the Information Statement is to notify stockholders that, in lieu of a special meeting of the stockholders of the Company, and pursuant to the Delaware General Corporation Law (the “DGCL”), the Board of Directors of the Company (the “Board”) and the holders of approximately 55.08% of the aggregate voting power of our issued and outstanding voting stock as of the record date (the “Voting Stockholders”), have taken and approved the following actions by written consent: to approve an amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and to effect a reverse stock split of our issued and outstanding Common Stock at a ratio no greater than one-for-eight (the “Reverse Split”), with such final ratio to be determined at the sole discretion of the Board (or its designee or designees) and with such Reverse Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion (provided that it is effected within one year of the date on which the stockholders of the Corporation approved the Reverse Split).

This notice and Information Statement shall constitute notice to you of the Voting Stockholders taking action by written consent under Section 228 of the DGCL.

The accompanying Information Statement is being provided to you for your information to comply with the requirements of Regulation 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”). This Information Statement constitutes notice to you of the aforementioned corporate actions to be taken without a meeting, by less than unanimous consent of our stockholders, pursuant to Section 228 of the DGCL. You are urged to read this Information Statement carefully in its entirety. However, no action is required on your part in connection with this document, including with respect to the approval of the Reverse Split. No meeting of our stockholders will be held or proxies requested because we have received written consent to these matters from the Voting Stockholders who hold a majority of the voting power of our issued and outstanding voting stock.

Under Rule 14c-2(b) of the Exchange Act, none of the actions described in the Information Statement may be taken earlier than 20 calendar days after we have sent or given the Information Statement to our stockholders. We intend to distribute this Notice and Information Statement to our stockholders on or about November 27, 2020. The record date established for purposes of determining the number of issued and outstanding shares of voting stock, and thus voting power, was November 16, 2020.

THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT.  THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Sincerely

/s/ Michael Mo
Name: Michael Mo
Title: Chief Executive Officer

KULR TECHNOLOGY GROUP, INC.

1999 S. Bascom Ave., Suite 700

Campbell, CA 95008

408-663-5247

INFORMATION STATEMENT PURSUANT TO SECTION 14C

OF THE EXCHANGE ACT

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN CONSENTED TO BY THE HOLDERS OF A MAJORITY OF VOTING POWER OF THE COMPANY’S VOTING STOCK.

THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.

INTRODUCTION

This Information Statement is being furnished to the stockholders of KULR Technology Group, Inc. (the “Company,” “we,” “us,” or “our”) in connection with the actions to be taken by us as a result of a written consent in lieu of a special meeting of stockholders pursuant to the Delaware General Corporation Law (the “DGCL”), dated November 16, 2020.

This Information Statement and Notice of Stockholder Action by Written Consent is being furnished by us to our stockholders of record as of November 16, 2020 (the “Record Date”), to inform our stockholders that the Board of Directors of the Company (the “Board”) and the holders of approximately 55.08% of the aggregate voting power of our issued and outstanding voting stock as of the record date (the “Voting Stockholders”), have taken and approved the following actions (the “Corporate Actions”) by written consent: to approve an amendment (the “Amendment”) to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and to effect a reverse stock split of our issued and outstanding Common Stock at a ratio no greater than one-for-eight (the “Reverse Split”), with such final ratio to be determined at the sole discretion of the Board (or its designee or designees) and with such Reverse Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion (provided that it is effected within one year of the date on which the stockholders of the Corporation approve the Reverse Split).

This Information Statement is being sent to you to notify you of the Corporate Action being taken by written consent in lieu of a special meeting of our stockholders. On the Record Date, the Voting Stockholders, representing approximately 55.08% of the aggregate voting power of our issued and outstanding voting stock as of the Record Date, adopted and approved the Reverse Split and the Amendment.

The ability to proceed without a special meeting of the stockholders to approve, adopt and/or ratify the Corporate Actions is authorized by Section 228 of the DGCL which provides that, unless otherwise provided in our Certificate of Incorporation and Bylaws, action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting if a written consent that sets forth the action so taken is signed by stockholders holding at least a majority of the voting power of the Company, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Such consent shall have the same force and effect as a majority vote of the stockholders and may be stated as such in any document. Our Certificate of Incorporation and Bylaws do not contain any provisions contrary to the provisions of Section 228 of the DGCL. Thus, to eliminate the costs to us and management time involved in holding a special meeting, and in order to take the Corporate Actions as described in this Information Statement, several of our stockholders representing in excess of 50% of the voting power of our issued and outstanding voting stock executed and delivered a written consent to us.

We are distributing this Information Statement to our stockholders in full satisfaction of any notice requirements we may have under the DGCL and of Regulation 14C of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

This Information Statement is dated as of and is first being sent or given to our stockholders of record on or about November 27, 2020.

On the Record Date, the following securities were issued and outstanding (i) 83,293,214 shares of our Common Stock, the holders of which were entitled to notice of and to vote on all matters presented to stockholders, (ii) 13,972 shares of our Series B Preferred Stock (which shares carry no voting privileges), and (iii) 18.9 shares of our Series C Preferred Stock (representing an aggregate of 210,000 votes entitled to be cast), the holders of which were entitled to notice of and to vote on all matters presented to stockholders. The required vote for the adoption of the Amendment and the approval of the Reverse Split was a majority of the aggregate number of votes entitled to vote on all matters presented to stockholders. On the Record Date, the Voting Stockholders, as the holders of record of approximately 55.08% of the aggregate voting power of our issued and outstanding voting stock, executed a written consent adopting, approving and ratifying the Corporate Actions. When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228 of the DGCL requires notice of the action to those stockholders who did not vote. This Information Statement and the accompanying notice constitute notice to you of action by written consent as required by Section 228 of the DGCL. Because we have obtained sufficient stockholder approval of the Corporate Actions, no other consents or votes will be solicited in connection with this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under federal securities laws, the Corporate Actions may not be completed until 20 calendar days after the date of distribution of this Information Statement to our stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the Corporate Actions will not occur until that time has elapsed.

Dissenters’ Rights of Appraisal

Under the DGCL, Company stockholders are not entitled to appraisal rights with respect to the Corporate Actions.

Security Ownership of Certain Beneficial Owners and Management

As of the Record Date, the Company had 83,293,214 shares of Common Stock issued and outstanding. Holders of Common Stock are entitled to one vote per share. The following table sets forth the beneficial ownership of the Common Stock as of the Record Date by each person who served as a director and/or an executive officer of the Company on that date, the number of shares beneficially owned by all of the Company’s directors and executive officers as a group, and any persons who beneficially own 5% or greater of the Common Stock as of the Record Date.  The address of each holder listed below, except as otherwise indicated, is c/o KULR Technology Group, Inc., 1999 S. Bascom Ave., Suite 700, Campbell, CA 95008.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percentage Beneficial Ownership (1)
Michael Mo (2) - CEO and Chairman	21,400,000	25.69%
Dr. Timothy Knowles (3) - CTO and Director	15,600,000	18.73%
Simon Westbrook - CFO	-	-
Michael Carpenter - VP of Engineering	500,000	*
All directors and executive officers as a group (4 persons)	37,500,000	45.02%

*	Less than 1%
(1)	The percent of class is based on 83,293,214 shares of common stock issued and outstanding as of the Record Date. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is generally determined by voting powers and/or investment powers with respect to securities. Unless otherwise noted, all of such shares of common stock listed above are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them. Such person or entity’s percentage of ownership is determined by assuming that any options or convertible securities held by such person or entity, which are exercisable within sixty (60) days from the date hereof, have been exercised or converted as the case may be, but not for the purposes of determining the number of outstanding shares held by any other named beneficial owner.

(2)	Consists of: 20,000,000 shares held directly by Mr. Mo and 1,400,000 shares held jointly by Mr. Mo and his spouse, Linda Mo, and excludes shares held by Mr. Mo’s son Alexander Mo and shares held by Mr. Mo’s son Brandon Mo, over which shares Mr. Mo disclaims beneficial ownership, as Mr. Mo has no control over the dispositive or voting power over such shares and his sons no longer live in the same household as Mr. Mo.
(3)	Consists of 15,600,000 shares held directly by Mr. Knowles and excludes 1,500,000 shares held by Mr. Knowles daughter, Sonja Irene Knowles, over which shares Mr. Knowles disclaims beneficial ownership, as Mr. Knowles has no control over the dispositive or voting power over the shares and his daughter no longer lives in the same household as Mr. Knowles.

DESCRIPTION OF STOCKHOLDER ACTIONS – REVERSE SPLIT

Introduction

On November 16, 2020, our Board approved, by unanimous written consent, to adopt the Amendment to our Certificate of Incorporation effecting a Reverse Split of our issued and outstanding Common Stock at a ratio between one-for-twenty and one-for-thirty five, with such ratio to be determined at the sole discretion of the Board (or its designee or designees) and with such Reverse Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion (provided that it is effected within one year of the date on which the stockholders of the Corporation approve the Reverse Split). On November 16, 2020, the Voting Stockholder, acting by written consent, approved the Amendment and the Reverse Split.

Effecting the Reverse Split requires that our Certificate of Incorporation be amended. The text that will be incorporated into our Certificate of Incorporation upon effecting the Reverse Split is attached as Annex A to this Information Statement. The Amendment, which will not be filed until at least twenty days following the date of this Information Statement, will be effective upon the filing of such Amendment to the Certificate of Incorporation in the form attached as Annex A with the Secretary of State of Delaware with such filing to occur, if at all, at the sole discretion of the Board.

Our Common Stock is currently quoted on the OTCQB operated by OTC Markets Group Inc. (the “OTCQB”). We intend to apply sometime in the future to have our Common Stock listed on a major stock exchange, such as The Nasdaq Capital Market and the NYSE MKT LLC (the Nasdaq Capital Market and the NYSE MKT LLC collectively referred to as the “Exchanges”), which Exchanges have minimum per share bid price requirements. The primary goal of the Reverse Split is to increase the per share market price of the stock to meet the minimum per share bid price requirements for listing. Although the Board believes that the Reverse Split will enable the Company to meet these minimum market price requirements, there is no assurance that we will establish and maintain a market price in excess of the required level following the Reverse Split or that even if we do establish such market price that any application to any of the Exchanges would be successful.

The effect of the Reverse Split upon the market price for our Common Stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of our Common Stock after the Reverse Split will rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the Reverse Split. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

One principal effect of the Reverse Split would be to decrease the number of outstanding shares of our Common Stock. Except for de minimus adjustments that may result from the treatment of fractional shares as described below, the Reverse Split will not have any dilutive effect on our stockholders since each stockholder would hold the same percentage of our Common Stock outstanding immediately following the Reverse Split as such stockholder held immediately prior to the Reverse Split. The relative voting and other rights that accompany the shares of Common Stock would not be affected by the Reverse Split.

The table below sets forth the number of shares of our Common Stock outstanding before and after the Reverse Split based on 83,293,214 shares of Common Stock outstanding as of the Record Date.

	Prior to the Reverse Split	Assuming a one-for-two Reverse Split	Assuming a one-for-four Reverse Split	Assuming a one-for-six Reverse Split	Assuming a one-for-eight Reverse Split
Aggregate Number of Shares of Common Stock Outstanding	83,293,214	41,646,607	20,823,304	13,882,202	10,411,652

The Reverse Split will not have any impact on the number of authorized shares of Common Stock or Preferred stock provided for in our Certificate of Incorporation which shall remain at 500,000,000 shares and 20,000,000 shares, respectively.

Although the Reverse Split will not have any dilutive effect on our stockholders, the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance will decrease because we will not be reducing out authorized shares of Common Stock. The additional authorized but unissued shares may be used for various purposes, including, without limitation, raising capital, providing equity incentives to employees, officers or directors, effecting stock dividends, establishing strategic relationships with other companies and expanding our business through the acquisition of other businesses or products. We do not currently have any plans, proposals or arrangements to issue any of the potentially newly available authorized shares that result from the Reverse Split for any purposes. The Reverse Split is not part of a broader plan to take us private.

Reasons for the Reverse Split

The Board’s primary objective in effecting the Reverse Split, if necessary or if the Board otherwise desires, is to enable the Board to raise the per share trading price of our Common Stock, which is currently quoted only on the OTCQB, to allow for a listing of our Common Stock on one of the Exchanges.

Our Board has determined that by increasing the market price per share of our Common Stock, we could meet the stock price element of the initial listing requirements of each of the Exchanges and our Common Stock could be initially listed on one of the Exchanges. Our Board concluded that the liquidity and marketability of our Common Stock will be adversely affected if it is not quoted on a national securities exchange as investors can find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock. Our Board believes that current and prospective investors may view an investment in our Common Stock more favorably if our Common Stock is quoted on one of the Exchanges.

While we believe that we will likely implement the Reverse Split in connection with a contemplated uplisting onto an Exchange, we cannot assure you that the Board will ultimately determine to effect the Reverse Split or if effected, at what ratio it will be effected or that the Reverse Split will have any of the desired effects described above. More specifically, we cannot assure you that after the Reverse Split the market price of our Common Stock will increase proportionately to reflect the ratio for the Reverse Split, that the market price of our Common Stock will not decrease to its pre-split level, or that our market capitalization will be equal to the market capitalization before the Reverse Split.

Potential Disadvantages of the Reverse Split

As noted above, the principal purpose of the Reverse Split would be to help increase the per share market price of our Common Stock by up to eight times the pre-split price. We cannot assure you, however, that the Reverse Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of Common Stock will increase the market price of our Common Stock, we cannot assure you that the Reverse Split will increase the market price of our Common Stock by an equivalent multiple, or result in any permanent increase in the market price of our Common Stock. The price of our Common Stock is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Split, then the value of our Company as measured by our stock capitalization will be reduced, perhaps significantly.

The number of shares held by each individual stockholder would be reduced if the Reverse Split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. This has two disadvantages. First, each of the Exchanges requires that we have a certain number of round lot stockholders to be initially listed (the Nasdaq Marketplace Rules require that we have 300 round lot stockholders and the NYSE MKT LLC requires that we have 400 round lot stockholders). Second, the transaction costs to stockholders selling “odd lots” are typically higher on a per share basis. Consequently, the Reverse Split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

Although our Board believes that the decrease in the number of shares of our Common Stock outstanding as a consequence of the Reverse Split and the anticipated increase in the market price of our Common Stock could encourage interest in our Common Stock and possibly encourage greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split.

Effecting the Reverse Split

Any time twenty calendar days following the date of this Information Statement, if our Board concludes that it is in the best interests of our Company and our stockholders to effect the Reverse Split, the Amendment will be filed with the Secretary of State of Delaware. The actual timing of the filing of the Amendment with the Secretary of State of Delaware to effect the Reverse Split will be determined by our Board (provided that it is effected within one year of the date on which the stockholders of the Corporation approve the Reverse Split). In addition, if for any reason our Board deems it advisable to do so, the Reverse Split may be abandoned at any time prior to the filing of the Amendment, without further action by our stockholders. The Reverse Split will be effective as of the date set forth in the Amendment filed with the Secretary of State of Delaware (the “Effective Time”). At the Effective Time, without further action on our part or our stockholders, the outstanding shares of Common Stock held by stockholders of record as of the Effective Time would be converted into a lesser number of shares of Common Stock based on a Reverse Split ratio as determined by the Board. For example, if you presently hold 1,600 shares of our Common Stock, you would hold 200 shares of our Common Stock following the Reverse Split if the ratio is one-for-eight or you would hold 800 shares of our Common Stock following the Reverse Split if the ratio is one-for-two.

Effect on Outstanding Common Stock, Preferred Stock, Options, Warrants and other Derivative Securities

If the Reverse Split is implemented, the number of shares our Common Stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our Common Stock owned by each stockholder will remain unchanged except for any de minimus change resulting from rounding up to the nearest number of whole shares so that we are not obligated to issue cash in lieu of any fractional shares that such stockholder would have received as a result of the Reverse Split. The number of shares of our Common Stock that may be purchased upon exercise of outstanding preferred stock, options, warrants or other securities convertible into, or exercisable or exchangeable for, shares of our Common Stock, and the exercise or conversion prices for these securities, will also be ratably adjusted in accordance with their terms as of the Effective Time.

Effect on Registration and Stock Trading

We are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of our Common Stock. If the proposed Reverse Split is implemented and our application for initial listing is otherwise accepted on either of the Exchanges, we will request that our Common Stock be initially listed under the symbol “KULR,” however we cannot guarantee that the Exchanges will permit our use of “KULR.” If “KULR” is not available to us, we will announce our new symbol as soon as practicable.

Fractional Shares; Exchange of Stock Certificates

Our Board does not currently intend to issue fractional shares in connection with the Reverse Split. Therefore, we do not expect to issue certificates representing fractional shares. In lieu of any fractional shares, we will issue to stockholders of record who would otherwise hold a fractional share because the number of shares of Common Stock they hold before the Reverse Split is not evenly divisible by the Reverse Split ratio that number of shares of Common Stock as rounded up to the nearest whole share. For example, if a stockholder holds 150.25 shares of Common Stock following the Reverse Split, that stockholder will receive certificate representing 151 shares of Common Stock. No stockholders will receive cash in lieu of fractional shares.

As of the Record Date, we had 115 holders of record of our Common Stock (although we have significantly more beneficial holders). We do not expect the Reverse Split and the rounding up of fractional shares to whole shares to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the Reverse Split.

On or after the Effective Time, we will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing his, her or its post-Reverse Split shares only by sending the exchange agent (who will be the Company’s transfer agent) the stockholder’s old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Stockholders will not receive certificates for post-Reverse Split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder, if elected in the letter of transmittal, a new stock certificate after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s). A stockholder that surrenders his, her or its old stock certificate(s) but does not elect to receive a new stock certificate in the letter of transmittal will be deemed to have requested to hold that stockholder’s shares electronically in book-entry form with our transfer agent.

Certain of our registered holders of Common Stock hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, the stockholder may return a properly executed and completed letter of transmittal.

Stockholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees. Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

Authorized Shares

The Reverse Split will not have any impact on the number of authorized shares of Common Stock or Preferred stock provided for in our Certificate of Incorporation which shall remain at 500,000,000 shares and 20,000,000 shares, respectively. In accordance with our Certificate of Incorporation and Delaware law, our stockholders do not have any preemptive rights to purchase or subscribe for any of our unissued or treasury shares.

Anti-Takeover and Dilutive Effects

As previously described, although the Reverse Split will not have any dilutive effect on our stockholders, the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance will decrease because we will not be reducing out authorized shares of Common Stock. The additional shares of Common Stock that are authorized but unissued provide our Board with flexibility to effect, among other transactions, public or private financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Reverse Split will give our Board authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or the rules of the Exchanges. The Reverse Split is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our Board have any present intent to use the authorized but unissued Common Stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.

In addition, the issuance of additional shares of Common Stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of our outstanding Common Stock, depending on the circumstances, and would likely dilute a stockholder’s percentage voting power in us. Holders of our Common Stock are not entitled to preemptive rights or other protections against dilution. Our Board intends to take these factors into account before authorizing any new issuance of shares.

Accounting Consequences

As of the Effective Time, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our Common Stock outstanding.

Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Split to holders of our Common Stock. This summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law or persons that do not hold our Common Stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Split. Each stockholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Split.

The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss should be recognized by a U.S. holder upon the Reverse Split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Split should equal the aggregate tax basis in the Common Stock surrendered and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

FORWARD-LOOKING STATEMENTS

This Information Statement and the documents to which we refer you in this Information Statement may contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this Information Statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including, without limitation, the Company’s goal of listing on a major stock exchange, such as the Exchanges, and the Company’s statements on the effects of the Reverse Split.

ANNUAL REPORT ON FORM 10-K AND ADDITIONAL INFORMATION

Information Available

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and any reports prior to or subsequent to that date.

These reports and other information filed by the Company with the SEC may be inspected and are available for copying at the public reference facilities maintained at the SEC at 100 F Street NW, Washington, D.C. 20549.

The Company’s filings with the SEC are also available to the public from the SEC’s website, http://www.sec.gov.  The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and other reports filed under the Exchange Act, are also available to any stockholder at no cost upon request to: 1999 S. Bascom Ave., Suite 700, Campbell, CA 95008.

Stockholder Communications

Stockholders wishing to communicate with the Board may direct such communications to the Board c/o the Company, Attn: Michael Mo. Mr. Mo will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.

Delivery Of Documents To Security Holders Sharing An Address

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 1999 S. Bascom Ave., Suite 700, Campbell, CA 95008.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

By Order of the Board of Directors

/s/ Michael Mo
Name: Michael Mo
Title: Chairman

Annex A

Certificate of Amendment

to the

Certificate of Incorporation

Of

KULR Technology Group, INC.

This Certificate of Amendment to the Certificate of Incorporation of KULR Technology Group, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, is hereby duly adopted pursuant to and in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

1.           Article 4 of the Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph immediately after the first paragraph of Article 4:

“Contingent upon filing and effective as of 12:01 a.m. on [EFFECTIVE DATE] (the “Effective Time”), each [# IN WORDS] ([#]) shares Common Stock issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Split”). No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Split. A holder of Common Stock who would otherwise be entitled to receive a fractional share as a result of the Reverse Split will receive one whole share of Common Stock in lieu of such fractional share.

The Reverse Split shall occur automatically without any further action by the holders of Common Stock, and whether or not the certificates representing such shares have been surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable as a result of the Reverse Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Split are either delivered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, for the purpose of amending the Certificate of Incorporation pursuant to the Delaware General Corporation Law, does hereby make and file this Certificate of Amendment, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this [DATE] day of [MONTH], [YEAR].

This Certificate of Amendment shall become effective at 12:01 a.m. on [EFFECTIVE DATE].

By:
Title: Chief Executive Officer and Chairman
Name: Michael Mo